The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 10, 2022
PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated May , 2022

JPMorgan Chase Financial Company LLC Trigger Callable Yield Notes

Linked to the S&P 500® Index due on or about August 16, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Callable Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the performance of a specific underlying (the “Underlying”). On each monthly Coupon Payment Date, JPMorgan Financial will make a Coupon payment based on the Coupon Rate, regardless of the performance of the Underlying, unless the Notes have been previously called. JPMorgan Financial may, at its election, call the Notes early on any monthly Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing level of the Underlying on that Optional Call Notice Date. If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay the principal amount plus the Coupon for that Optional Call Notice Date and no further amounts will be owed to you. If JPMorgan Financial does not elect to call the Notes prior to maturity and the Final Value is equal to or greater than the Downside Threshold, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to paying the final Coupon. However, if the Notes are not called prior to maturity and the Final Value is less than the Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying from the Initial Value to the Final Value. Investing in the Notes involves significant risks. You may lose some or all of your principal amount at maturity. Generally, a higher Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑       Issuer Callable: JPMorgan Financial may, at its election and upon written notice to The Depository Trust Company (“DTC”), call the Notes on any monthly Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing level of the Underlying on that Optional Call Notice Date, and pay you the principal amount plus a Coupon. No further payments will be made on the Notes.

❑       Income: Regardless of the performance of the Underlying, JPMorgan Financial will pay you a monthly Coupon unless the Notes have been previously called. In exchange for the opportunity to receive the monthly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments, including Coupon payments, under the Notes.

❑       Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and the Underlying closes at or above the Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to the Coupon. If the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the Underlying from the Initial Value to the Final Value. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date[1]	May 11, 2022
	Original Issue Date (Settlement Date)[1]	May 16, 2022
	Optional Call Notice Dates	Monthly (callable beginning August 11, 2022) (see page 5)
	Final Valuation Date[2]	August 11, 2023
	Maturity Date[2]	August 16, 2023
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Optional Call Notice Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Callable Yield Notes linked to the S&P 500® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Coupon Rate, Initial Value and Downside Threshold will be finalized on the Trade Date and provided in the pricing supplement. The actual Coupon Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of that range.

Underlying	Coupon Rate	Initial Value	Downside Threshold	CUSIP / ISIN
S&P 500® Index (Bloomberg Ticker: SPX)	6.20% to 7.20% per annum	•	50.00% of the Initial Value	48133E876 / US48133E8764

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index		$10.00	—	—		$10.00

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	All sales of the Notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Coupon Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $9.923 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.70 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, the S&P 500® Index is an “Index.”

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You believe the Underlying will close at or above the Downside Threshold on the Final Valuation Date.
t	You understand and accept that you will not participate in any appreciation of the Underlying and that your potential return is limited to the Coupon payments.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You would be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).
t	You are willing to forgo dividends paid on the stocks included in the Underlying.
t	You are able and willing to invest in Notes that may be called early (after an initial three-month non-call period) at JPMorgan Financial’s election or you are otherwise able and willing to hold the Notes to maturity.
t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.
t	You understand and accept the risks associated with the Underlying.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment or are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying.
t	You require an investment designed to provide a full return of principal at maturity.
t	You believe that the Underlying will decline during the term of the Notes and is likely to close below the Downside Threshold on the Final Valuation Date.
t	You seek an investment that participates in the full appreciation of the Underlying or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You would not be willing to invest in the Notes if the Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You prefer to receive the dividends paid on the stocks included in the Underlying.
t	You are unable or unwilling to invest in Notes that may be called early (after an initial three-month non-call period) at JPMorgan Financial’s election, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlying	S&P 500® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	15 months, unless called earlier
Issuer Call Feature	JPMorgan Financial may elect to call the Notes on any Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing level of the Underlying on that Optional Call Notice Date. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus a Coupon, and no further payments will be made on the Notes. Before JPMorgan Financial elects to call the Notes on an Optional Call Notice Date, JPMorgan Financial will deliver written notice to The Depository Trust Company (“DTC”) on or before that Optional Call Notice Date

Coupon Rate	Expected to be between 6.20% and 7.20% per annum. The actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than, 6.20% per annum.
Coupon payments	Between $0.0517 and $0.06 per $10 principal amount Note. The actual Coupon payments will be based on the Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.
Coupon Payment Dates[2]	As specified under the “Coupon Payment Dates/Call Settlement Dates (if called)” column of the table under “Optional Call Notice Dates, Final Valuation Date and Coupon Payment Dates/Call Settlement Dates”
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Optional Call Notice Date
Payment at Maturity (per $10 Note)

If JPMorgan Financial does not elect to call the Notes and the Final Value is equal to or greater than the Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the final Coupon.

If JPMorgan Financial does not elect to call the Notes and the Final Value is less than the Downside Threshold, we will, in addition to paying the final Coupon, pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, resulting in a loss on your principal amount proportionate to the negative Underlying Return, equal to:

$10 × (1 + Underlying Return)

Underlying Return	Final Value – Initial Value Initial Value
Initial Value	The closing level of the Underlying on the Trade Date
Final Value	The closing level of the Underlying on the Final Valuation Date
Downside Threshold[3]	A percentage of the Initial Value, as specified on the cover of this pricing supplement

[1]	See footnote 1 under “Key Dates” on the front cover
[2]	See footnote 2 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The closing level of the Underlying (Initial Value) is observed and the Downside Threshold is determined. The Coupon Rate is finalized.

Monthly (callable by JPMorgan Financial at its election after an initial three-month non-call period)

If the Notes have not been called, JPMorgan Financial will pay you a Coupon on each Coupon Payment Date.

JPMorgan Financial may, at its election and upon written notice to DTC, call the Notes on any Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing level of the Underlying on that Optional Call Notice Date. If JPMorgan Financial elects to call the Notes, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus a Coupon and no further payments will be made on the Notes.

Maturity Date

The Final Value is determined as of the Final Valuation Date.

If JPMorgan Financial does not elect to call the Notes and the Final Value is equal to or greater than the Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the final Coupon.

If JPMorgan Financial does not elect to call the Notes and the Final Value is less than the Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Underlying, equal to a return of:

$10 × (1 + Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Optional Call Notice Dates, Final Valuation Date and Coupon Payment Dates / Call Settlement Dates

Optional Call Notice Dates*	Final Valuation Date	Coupon Payment Dates/Call Settlement Dates (if called)
—	—	June 15, 2022
—	—	July 13, 2022
August 11, 2022	—	August 15, 2022
September 12, 2022	—	September 14, 2022
October 11, 2022	—	October 13, 2022
November 14, 2022	—	November 16, 2022
December 12, 2022	—	December 14, 2022
January 11, 2023	—	January 13, 2023
February 13, 2023	—	February 15, 2023
March 13, 2023	—	March 15, 2023
April 11, 2023	—	April 13, 2023
May 11, 2023	—	May 15, 2023
June 12, 2023	—	June 14, 2023
July 11, 2023	—	July 13, 2023
—	August 11, 2023	August 16, 2023 (the Maturity Date)

*The Notes are subject to an initial three-month non-call period and, accordingly, the first Optional Call Notice Date is August 11, 2022.

The Final Valuation Date, and therefore, the Maturity Date, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Each of the other Coupon Payment Dates is subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes. In determining our reporting responsibilities, we intend to treat a portion of each Coupon Payment equal to approximately 2.31% per annum times the amount of the debt component times the number of days in the applicable period divided by 365 as interest on the debt component (so that the amount allocated as interest on the debt component will vary from Coupon Payment to Coupon Payment depending on the number of days in the applicable period) and the remainder of each Coupon Payment as Put Premium. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity, sale or early redemption, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, at maturity or upon early redemption you will recognize short-term capital gain in an amount equal to the total Put Premium received.

There are, however, other reasonable treatments that the IRS or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If JPMorgan Financial does not elect to call the Notes and the closing level of the Underlying has declined below the Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Underlying from the Initial Value to the Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value is less than the Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying at maturity.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	Your Return on the Notes Is Limited to the Sum of the Coupon Payments and You Will Not Participate in Any Appreciation of the Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of the appreciation of the Underlying, which may be significant. In addition, if JPMorgan Financial elects to call the Notes, you will not receive any Coupons or any other payments after the Call Settlement Date. Because the Notes could be called as early as the first Optional Call Notice Date (after an initial three-month non-call period), the total return on the Notes could be minimal. If JPMorgan Financial does not elect to call the Notes, you may be subject to the risk of decline of the Underlying, even though you are not able to participate in any potential appreciation of the Underlying. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in the Underlying. In addition, if JPMorgan Financial does not elect to call the Notes and the Final Value is below the Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the final Coupon, or, if the Underlying closes below the Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline of the Underlying from the Initial Value to the Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	A Higher Coupon Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that the level of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Notes are set, where a higher expected volatility will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your principal at maturity.

t	Call and Reinvestment Risk — JPMorgan Financial may, in its sole discretion, elect to call the Notes on any Optional Call Notice Date (after an initial three-month non-call period), regardless of the closing level of the Underlying on that Optional Call Notice Date. If JPMorgan Financial elects to call your Notes early, you will no longer have the opportunity to receive any Coupons after the applicable Call Settlement Date. The first Optional Call Notice Date, and the first potential date on which JPMorgan Financial may elect to call the Notes, occurs after approximately three months and therefore you may not have the opportunity to receive any Coupons after approximately three months. In the event JPMorgan Financial elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk.

It is more likely that JPMorgan Financial will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Financial of comparable maturity, terms and credit rating trading in the market. The greater likelihood of JPMorgan Financial calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar interest rate. JPMorgan Financial is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Financial. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlying — Investing in the Notes is not equivalent to investing in the stocks included in the Underlying. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the Underlying and received the dividends on the stock included in the Underlying. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable and will calculate the amount payable to you at maturity of the Notes by reference to the closing level of the Underlying on the relevant Observation Date without taking into consideration the value of dividends on the stock included in the Underlying.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if the Underlying does not close below the Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying and could affect the level of the Underlying, and therefore the market value of the Notes.

t	Potential JPMorgan Financial Impact on the Level of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the level of the Underlying and, therefore, the market value of the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Notes;
t	whether the Final Value is expected to be less than the Downside Threshold;
t	the dividend rates on the equity securities included in the Underlying;

t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

Risks Relating to the Underlying

t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Underlying — JPMorgan Chase & Co. is currently one of the companies that make up the Underlying. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying and the Notes.

Hypothetical Examples

Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer-elected call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing level of the Underlying on any day during the term of the Notes, including on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	15 months (unless earlier called)
Hypothetical Initial Value:	100.00
Hypothetical Coupon Rate:	6.20% per annum (or 0.517% per month), based on the bottom of the range of 6.20% to 7.20% per annum
Optional Call Notice Dates:	Monthly (callable after three months)
Hypothetical Downside Threshold:	50.00 (which is 50.00% of the hypothetical Initial Value)
*	Terms used for purposes of these hypothetical examples may not represent the actual Coupon Rate, Initial Values or Downside Thresholds. The actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Value of 100.000 for the SPX Index has been chosen for illustrative purposes only and may not represent a likely Initial Value for the Underlying. The actual Initial Value and resulting Downside Threshold of the Underlying will be based on the closing level of the Underlying on the Trade Date. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under the sections titled “The S&P 500® Index”.

The examples below are purely hypothetical and are not based on any specific offering of Notes linked to any specific Underlying. These examples are intended to illustrate (a) the effect of an issuer-elected call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Value is less than the Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in the Underlying in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — JPMorgan Financial Elects to Call the Notes on the First Optional Call Notice Date

Date	Payment (per Note)
First Optional Call Notice Date	Issuer elects to call the Notes. Issuer repays principal plus pays Coupon of $0.0517 on Call Settlement Date.
Total Payments (per $10.00 Note):	Payment on Call Settlement Date: Prior Coupons:	$10.0517 ($10.00 + $0.0517) $0.1034
	Total:	$10.1551
	Total Return:	1.551%

On the first Optional Call Notice Date (which is approximately three months after the Trade Date and is the first date on which the Notes are callable), JPMorgan Financial elects to call the Notes. JPMorgan Financial will pay you on the Call Settlement Date $10.0517 per $10.00 principal amount Note, which is equal to your principal amount plus the Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, JPMorgan Financial will also pay the Coupon of $0.0517 on each of the first and second Coupon Payment Dates.  Accordingly, JPMorgan Financial will have paid a total of $10.1551 per $10.00 principal amount Note, for a 1.551% total return over the shortened term of the Notes.

Example 2 — Notes Are NOT Called and the Final Value Is Above the Downside Threshold

Date	Closing Level	Payment (per Note)
Each Optional Call Notice Date	N/A	Notes NOT called at the election of the Issuer. Issuer pays Coupon of $0.0517 on each of the first to fourteenth Coupon Payment Dates.
Final Valuation Date	80.00	Notes NOT callable. Final Value above Downside Threshold; Issuer repays principal plus pays Coupon of $0.0517 on Maturity Date.
Total Payments (per $10.00 Note):		Payment at Maturity:	$10.0517 ($10.00 + $0.0517)
		Prior Coupons:	$0.7238 ($0.0517 × 14)
		Total:	$10.7755
		Total Return:	7.755%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you on the Maturity Date $10.0517 per $10.00 principal amount Note, which is equal to your principal amount plus the final Coupon.

In addition, JPMorgan Financial will also pay the Coupon of $0.0517 on each of the first to fourteenth Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $10.7755 per $10.00 principal amount Note, for a 7.755% total return over the term of the Notes.

Example 3 — Notes Are NOT Called and the Final Value Is Below the Downside Threshold

Date	Closing Level	Payment (per Note)
Each Optional Call Notice Date	N/A	Notes NOT called at the election of the Issuer. Issuer pays Coupon of $0.0517 on each of the first to fourteenth Coupon Payment Dates.
Final Valuation Date	40.00	Notes NOT callable. Final Value below Downside Threshold; Issuer pays Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Underlying.

Total Payments (per $10.00 Note):		Payment at Maturity:	$4.0517 ($4.00 + $0.0517)
		Prior Coupons:	$0.7238 ($0.0517 × 14)
		Total:	$4.7755
		Total Return:	-52.245%

In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Value is less than the Downside Threshold on the Final Valuation Date and the Underlying Return is -60%, at maturity, JPMorgan Financial will pay you $4.0517 per $10.00 principal amount Note, calculated as follows:

$10.00 × (1 + -60%) + $0.0517 = $4.0517

In addition, JPMorgan Financial will also pay the Coupon of $0.0517 on each of the first to fourteenth Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $4.7755 per $10.00 principal amount Note, for a -52.245% total return over the term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2017, 2018, 2019, 2020 and 2021 and the first calendar quarter of 2022. Partial data is provided for the second calendar quarter of 2022. The closing level of the Underlying on May 9, 2022 was 3,991.24. The actual Initial Value will be the closing level of the Underlying on the Trade Date. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification. You should not take the historical levels of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/31/2019	3,240.02	2,887.61	3,230.78
1/1/2020	3/31/2020	3,386.15	2,237.40	2,584.59
4/1/2020	6/30/2020	3,232.39	2,470.50	3,100.29
7/1/2020	9/30/2020	3,580.84	3,115.86	3,363.00
10/1/2020	12/31/2020	3,756.07	3,269.96	3,756.07
1/1/2021	3/31/2021	3,974.54	3,700.65	3,972.89
4/1/2021	6/30/2021	4,297.50	4,019.87	4,297.50
7/1/2021	9/30/2021	4,536.95	4,258.49	4,307.54
10/1/2021	12/31/2021	4,793.06	4,300.46	4,766.18
1/1/2022	3/31/2022	4,796.56	4,170.70	4,530.41
4/1/2022	5/9/2022*	4,582.64	3,991.24	3,991.24

*As of the date of this pricing supplement, available information for the second calendar quarter of 2022 includes data for the period from April 1, 2022 through May 9, 2022. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2022.

The graph below illustrates the daily performance of the Underlying from January 3, 2012 through May 9, 2022, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Downside Threshold of 1,995.62, equal to 50.00% of the closing level of the Underlying on May 9, 2022. The actual Downside Threshold will be based on the closing level of the Underlying on the Trade Date (the Initial Value) and will equal 50.00% of the Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Notes will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Note and UBS will forgo any selling commissions related to these sales.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of

the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes— The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.